UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT
     Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934


Date of Report (Date of earliest event reported):  October 18, 2005

                              Analog Devices, Inc.
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             (Exact name of registrant as specified in its charter)

       Massachusetts                    1-7819                   04-2348234
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   (State or other juris-             (Commission              (IRS Employer
  diction of incorporation            File Number)           Identification No.)


      One Technology Way, Norwood, MA                        02062
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  (Address of principal executive offices)                 (Zip Code)


Registrant's telephone number, including area code:  (781) 329-4700


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          (Former name or former address, if changed since last report)


Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities
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[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange
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[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange
Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))



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Item 2.05.  Costs Associated with Exit or Disposal Activities

     On October 18, 2005, the Board of Directors of Analog Devices, Inc. committed to a plan to consolidate its wafer fabrication operations. As a result, ADI plans to close its California wafer fabrication operations and transfer production to facilities located in Massachusetts and Ireland which feature the company's most advanced process technologies. The closure of this facility is expected to be completed by the end of fiscal 2006 and is estimated to result in savings of approximately $45 million per year.

     The transfer of the wafer fabrication operations will result in approximately $50 million of charges over the course of the next twelve months. Approximately $23 million of these charges are for employee-related costs, of which, approximately $20 million will be recorded in the fourth quarter of fiscal 2005. An additional $22 million will be recorded as a non-cash charge for accelerated depreciation and charged to manufacturing expense during fiscal 2006. The remaining costs, which include clean-up and lease termination costs, will be charged to expense as they are incurred during fiscal 2006. As a result, the company plans to take charges of approximately $20 million in the fourth quarter of fiscal 2005, approximately $6 million in each of the first, second and third quarters of fiscal 2006, and approximately $12 million in the fourth quarter of fiscal 2006.

     The company also announced that organizations throughout the company refined their product development and support programs with the goal of providing greater focus on the company's analog and DSP products. These organizational changes will save approximately $16 million per year once fully completed. To accomplish this, the company will record charges of approximately $13 million of primarily severance related costs, most of which will be recorded in the fourth quarter of fiscal 2005. Approximately all of these costs will result in future cash expenditures. Most of this action is expected to be completed by the end of the first quarter of fiscal 2006 and will be fully completed by the end of fiscal 2006.

Item 8.01. Other Events

     On October 18, 2005, the Board of Directors of Analog Devices, Inc. accelerated the vesting of certain existing "out-of-the-money" stock options that have exercise prices per share of $40.00 or higher and were granted to employees, excluding corporate officers and directors, after December 31, 2000. Options to purchase approximately 18 million shares of ADI stock became exercisable on October 18, 2005 as a result of this acceleration. These options have exercise prices ranging from $40.00 to $59.20 per share and, based on yesterday's closing stock price of $33.19, are significantly "out-of-the-money." The decision to accelerate the vesting of these stock options was made primarily to reduce the $188 million of non-cash compensation expense that would have been recorded in the company's income statement in future periods, as a result of the adoption of FAS 123(R), because this future expense would have been disproportionately high compared to the low economic value of the options.

     On October 18, 2005, the Board of Directors of Analog Devices, Inc. authorized the repatriation of $1,055 million of accumulated foreign earnings. Under current tax law, ADI has until October 29, 2005 to repatriate the earnings at a reduced effective tax rate. As a result of this action, the company will record an additional estimated tax expense of $49 million in the fourth quarter of fiscal year 2005.


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                                    SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



Date:  October 20, 2005                          ANALOG DEVICES, INC.

                                                 By:  /s/ Joseph E.McDonough
                                                      ----------------------
                                                      Joseph E. McDonough
                                                      Vice President-Finance and
                                                      Chief Financial Officer
                                                      (Principal Financial and
                                                      Accounting Officer)